EXHIBIT 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

This SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) made as of this 3rd day of January, 2013 ("Execution Date"), by and between TR STONE MANOR CORP., a Delaware corporation (hereinafter called “Landlord”), and DISCOVERY LABORATORIES, INC., a Delaware corporation (hereinafter called “Tenant”).

WHEREAS, Landlord's predecessor in interest, Stone Manor Corporate Center, L.P. ("SMCC") and Tenant entered into that certain Office Lease Agreement dated May 26, 2004 ("Original Lease"), as amended by that certain Addendum to Office Lease Agreement between SMCC and Tenant dated of even date as the Original Lease ("Addendum"), as further amended by that certain Commencement Date Agreement between SMCC and Tenant dated January 19, 2005 ("Commencement Date Agreement"), as further amended by that certain First Amendment to Lease Agreement dated April 12, 2007 between Landlord and Tenant (the "First Amendment", and collectively with the Original Lease, the Addendum and the Commencement Date Agreement, the "Lease"), under which Landlord demised to Tenant the premises consisting of approximately 39,594 rentable square feet of office space on the first and second floors (the “Premises") in the building commonly known as Stone Manor Corporate Center, 2600 Kelly Road, in Doylestown and Warrington Townships, Pennsylvania (the “Building"), all as more particularly set forth in the Lease, for a Lease Term expiring February 28, 2013.

WHEREAS, Landlord and Tenant desire to extend the Lease Term and to amend certain other provisions of the Lease, as more particularly set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the mutual agreements set forth in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant have agreed, and hereby agree that the Lease is amended as follows:

1.
Recitals Incorporated.  The Recitals set forth above are hereby incorporated by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section 1.

2.
Defined Terms.  Capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease. All references herein to “Lease” shall be deemed to be references to the Lease, as amended hereby.

3.
Term.  The Lease Term is hereby extended for a period of sixty (60) months such that the Lease Term shall expire on February 28, 2018 (the "New Expiration Date").  The period of the Lease Term commencing on March 1, 2013 (the "New Commencement Date") and expiring on the New Expiration Date shall sometimes be hereinafter referred to as the "Additional Term".  The Lease Term and the Additional Term are sometimes hereinafter referred to collectively as the "Lease Term".

4.
Base Rental.  Commencing on October 1, 2012 and continuing during the Additional Term, Base Rental due under the Lease shall be the amounts set forth in the following schedule, which shall be payable in accordance with the provisions of the Lease:

Period	Base Rental (annual)	Monthly Installments of Base Rental
October 1, 2012 - September 30, 2013	$851,271.00	$70,939.25
October 1, 2013 - September 30, 2014	$871,068.00	$72,589.00
October 1, 2014 - September 30, 2015	$890,865.00	$74,238.75
October 1, 2015 - September 30, 2016	$910,662.00	$75,888.50
October 1, 2016 - September 30, 2017	$930,459.00	$77,538.25
October 1, 2017 - February 28, 2018	$950,256.00	$79,188.00

Landlord and Tenant acknowledge and agree that (i) the Base Rental schedule set forth above provides for a lesser amount of Base Rental for the period of October 1, 2012 through February 28, 2013 than the Base Rental for the period of October 1, 2012 through February 28, 2013 as set forth in Section 4 of the First Amendment, (ii) as the period of Monthly Installment of Base Rental set forth above commences on October 1, 2012, Tenant has actually paid an excess amount of such Monthly Installments for the months of October, November and December, 2012, and (iii) after the Execution Date, Landlord shall credit the amount of such excess amount of Monthly Installments of Base Rental paid by Tenant for said three (3) months (being the amount of $14,022.88 per month for each of said 3 months) against future Monthly Installments of Base Rental thereafter becoming due and payable hereunder.

5.	Operating Expenses.

(a)
During the Lease Term, Tenant shall continue to pay, as rent, the amounts and charges provided in Section 6 of the Original Lease, as amended by Section 7 of the Addendum, with respect to Tenant's Building Proportionate Share and Tenant's Site Proportionate Share, as the case may be, of the Operating Expenses, together with all other amounts and charges payable by Tenant to Landlord under the Lease, except that commencing on October 1, 2012, the Base Year shall be changed to 2013.

(b)
Notwithstanding anything set forth herein to the contrary, commencing as of January 1, 2014 and continuing thereafter during the Lease Term, in connection with determining the amount of Tenant's Building Proportionate Share and Tenant's Site Proportionate Share, as the case may be, of Operating Expenses, the Operating Expenses shall not be deemed to have increased in any year by more than four percent (4%) of actual Operating Expenses for the immediately preceding year, on a cumulative basis (i.e., to the extent that any portion of the cap is unused in a particular year, such unused portion, together with any unused portions from prior years shall be carried forward and added to the 4% cap in the following year), exclusive of Excluded Items.  "Excluded Items" means capital amortization, removal of snow and ice, utility costs, insurance premiums and taxes.  The aforesaid Excluded Items shall be deducted before the cap is applied to the determination of Tenant's Building Proportionate Share and Tenant's Site Proportionate Share, as the case may be, of increases for Operating Expenses and Tenant shall pay its actual Building Proportionate Share and Tenant's Site Proportionate Share, as the case may be, of increases for Operating Expenses for each year for all such Excluded Items.  Notwithstanding anything to the contrary, Landlord may not recover more than 100% of the Tenant's Building Proportionate Share and Tenant's Site Proportionate Share of Operating Expenses from Tenant in any calendar year, subject to adjustment as provided in Paragraph 6.8 of the Original Lease.

(c)	Paragraph 6, Operating Expenses, of the Original Lease is amended as follows:

(i)
Paragraph 6.3 thereof is amended (x) to delete the phrase "For each calendar year after the Base Year" set forth in line 1 thereof and to substitute in lieu thereof the phrase "For each calendar year of the Additional Term, including the Base Year of 2013," and (y) to add at the end of said subparagraph the following: ", provided that Landlord's right to adjust any such Statement or correct any mistakes contained in any such Statement shall expire as of the date of the issuance by Landlord to Tenant of the Expense Statement for the following calendar year."

(ii)
Paragraph 6.7 thereof is amended (x) to delete "30 days" set forth in lines 2 and 6 thereof and to substitute in lieu thereof "90 days", (y) to delete the sentence in line 9 thereof "The cost of such audit will be borne solely by Tenant." and to substitute the following sentence in lieu thereof:  "If the audit determines that the aggregate amount of Tenant’s Building Proportionate Share or Tenant's Site Proportionate Share of Operating Expenses was overstated in the Expense Statement by more than five percent (5%), then, in addition to any overpayment found to be due to Tenant, Landlord shall reimburse Tenant for an additional amount equal to the reasonable cost of such audit, such cost not to exceed Five Thousand Dollars ($5,000.00).", and (z) to add at the end of said subparagraph the following:   "Landlord's books and records shall be made available to Tenant at the offices of the property manager for the Building, which are presently located in Wayne, Pennsylvania."

6.
Security Deposit.  Section 6 of the Addendum and Section 5 of the First Amendment are hereby amended such that, on or before February 27, 2013, Tenant shall arrange for the expiration date of the Letter of Credit to be extended to April 28, 2018 and shall deliver to Landlord an amendment to the Letter of Credit reflecting such extension, without changing any of the other provisions thereof, including Landlord's ability to draw on the Letter of Credit.  Further, notwithstanding anything contained in Section 6 of the Addendum and Section 5 of the First Amendment to the contrary, provided no Event of Default has occurred and is continuing, and there is no existing circumstance with which the passage of time or the giving of notice, or both, would give rise to an Event of Default, Tenant may reduce the Letter of Credit to:  (i) $325,000.00 effective October 1, 2013; and $225,000.00 effective October 1, 2014 by:  (a) delivering to Landlord either cash or a substitute letter of credit in the applicable reduced amount: (b) modifying the Letter of Credit to the reduced amount without changing any of the other provisions thereof, including Landlord's ability to draw on the Letter of Credit; or (c) otherwise reducing the Letter of Credit in a manner mutually acceptable to both Landlord and Tenant.

7.
Condition of the Premises.  Tenant is in possession of the Premises and except as otherwise set forth in the Lease and stated herein, Tenant accepts the same "as is" without any representations or warranties of any kind, subject to conditions that are the responsibility of the Landlord to repair or maintain pursuant to the express provisions of the Lease, as revised herein.  Paragraph 7.1(b) of the Original Lease is amended to delete the phrase "at such temperatures and in such amounts as are considered by Landlord to be standard" and substituting in lieu thereof the following "Landlord shall supply and maintain heat and air conditioning ("HVAC") at such temperature and in such amounts as are found in comparable Class A office buildings in the suburban Philadelphia area, including Landlord supplying and maintaining an HVAC system for normal general office use, including adequate HVAC throughout the Premises during Normal Business Hours meeting the minimum following standard:  outdoor summer 95db/76wb; indoor summer 75db/50RH; outdoor winter 10°/indoor winter 72°."  No agreement of Landlord to alter, remodel, redecorate, repair or improve the Premises, or the Building, or to provide Tenant with any credit or allowance for the same, and no representation regarding the condition of the Premises or the Building have been made by or on behalf of Landlord or relied upon by Tenant, except as otherwise expressly provided herein and with respect to Landlord's Work and the Tenant's Work described in Section 9 below.

8.
Removal and Restoration Obligations.  Notwithstanding anything to the contrary contained in the Lease, as amended by this Second Amendment, Tenant's removal and restoration obligations described in Section 11.4 of the Original Lease are of no further force or effect and Tenant shall have no removal or restoration obligations under the Lease, except that Tenant shall remove from the Premises movable equipment, trade fixtures or furniture owned or leased by Tenant at the expiration or earlier termination of the Lease Term.

9.	Landlord's Work; Tenant's Work.

(a)
Landlord, at Landlord’s sole cost and expense, shall repaint and recarpet such areas in the office portion of the Premises as designated by Tenant in accordance with the finish selections and completion schedule mutually approved by Landlord and by Tenant, using new materials, of an equivalent grade and quality to the existing carpeting ("Landlord's Work").  Landlord's Work shall be performed after 6:00 p.m. on weekdays and at any time on a weekend or holiday.

(b)
Tenant may construct and request Landlord's Contribution for those certain improvements to the Premises, described as the Tenant's Work in the Work Letter, attached hereto as Exhibit A and by this reference made a part hereof, in accordance with the Plans if applicable (as referenced in the Work Letter), and all of Tenant's Work shall be done in a good and workmanlike manner.  Tenant's Work shall be completed at Tenant's cost and expense, subject to Landlord's Contribution (as defined in the Work Letter).

10.
Parking.  Notwithstanding any provisions of Paragraph 12 of the Original Lease, Landlord shall provide Tenant with the right to use unassigned parking spaces in the areas of the Building designated for parking at a ratio of 4.3 spaces per 1,000 rentable square feet of the Premises.

11.
Right of First Offer.   Section 5(b) of the Addendum is hereby amended to delete therefrom the word "excluding" in the phrase "(excluding any tenant allowances and other concessions given to new tenants)", which appears in lines 10 and 11 thereof and to substitute in lieu thereof the word "including".

12.
Assignment and Subletting.  Paragraph 15.1 of the Original Lease is amended to delete subsections (vi), (vii), (viii) and (ix) therefrom and to substitute in lieu thereof the following:  “(vi), except as provided in subsection (viii) below, the proposed assignee or subtenant is not a tenant in the Building or the Project, or the subtenant or assignee of any such tenant; (vii) the proposed assignee or subtenant is a tenant in the Building or the Project or the subtenant or assignee of any such tenant, but Landlord does not have space available to lease to such party to accommodate such party; (viii) the proposed assignee or subtenant is not a person or entity with whom Landlord or its agent is then negotiating or to or from whom Landlord or its agent has given or received a written proposal within the past six (6) months regarding a lease of space in the Building or Project, and Landlord has such space available to accommodate such party; (ix) Tenant does not advertise its space for less than that being offered by Landlord for space in the Building or the Project; and (x) the proposed assignee or sublessee is not a government entity.”

13.
Subordination.  Pursuant to Paragraph 26.5 of the Original Lease, Landlord agrees to use its best efforts to obtain an amendment or supplement to the Lease Subordination, Nondisturbance and Attornment Agreement dated the 26th day of March, 2006 (“Subordination Agreement”), extending or reaffirming that the Subordination Agreement includes the Additional Term.

14.	Signage.

(a)
In addition to Paragraph 9 of the Original Lease, Tenant may, as approved in writing by Landlord, such approval not to be unreasonably withheld or delayed, as to location, design, size, color, illumination, etc., erect exterior Building signage in accordance with Doylestown and Warrington Townships, as applicable, requirements (the "Exterior Signage").  All costs of the Exterior Signage (including the costs of securing any necessary permits, fabrication, installation, maintenance and removal thereof) shall be borne solely by Tenant. It shall be Tenant’s sole responsibility to secure any necessary permits or other township or governmental approvals with respect to the Exterior Signage.  Upon the expiration or earlier termination of the Lease Term, Tenant shall be responsible, at its sole cost, to remove the Exterior Signage and to repair any damage to the Building caused by the installation or removal of the Exterior Signage.

(b)
Upon Landlord’s receipt of Tenant’s notice to pursue proposed signage as set forth in Paragraph 15(a) above, Landlord shall notify the third floor tenant of the Building (“Charon Planning”) of Tenant’s intended signage and intended installation (“Charon Planning Notification Date”).

Tenant acknowledges that the notification of Tenant’s pursuit of Exterior Signage may result in Charon Planning requesting exterior signage. In the event that during the thirty (30) day period following the “Charon Planning Notification Date”, Charon Planning requests exterior signage, Landlord in its sole discretion shall have the right to grant such request for Charon Planning exterior signage (the "Other Signage").  If during such thirty (30) day period Landlord grants Charon Planning the right to Other Signage, then Tenant shall be responsible, at its sole cost, for the following costs of the Other Signage (fabrication, installation, maintenance and the costs of any necessary permits).  It shall be Tenant’s sole responsibility to secure any necessary permits or other township or governmental approvals with respect to the Other Signage.  Tenant’s right to install Exterior Signage is contingent upon approval of the Other Signage.

(c)
In the event that, during the Lease Term, including any Optional Extension Term, the square footage occupied by the Tenant is reduced below the square footage of the Premises Tenant shall no longer have the right to the Exterior Signage provided herein and Tenant shall thereafter promptly remove the Exterior Signage to the extent previously installed. Tenant shall have the right, with Landlord approval, to remove the Other Signage if Charon Planning fails to occupy the entire third floor of the Building.

15.
Hazardous Materials. Paragraph 34 of the Original Lease is revised by adding the following: "34.4 Landlord shall indemnify, defend and hold harmless Tenant, its directors, officers, employees and agents against any and all claims, demands, or causes of action that are asserted by a governmental entity and arise from the presence of Hazardous Materials in, on, or about the Project that were introduced, brought into or released by Landlord, its employees or agents on or after the Execution Date. The foregoing indemnification shall survive the expiration or earlier termination of the Lease.

16.
Notices.  Notwithstanding anything to the contrary contained in the Lease, all notices under this Lease shall be in writing and shall be deemed duly given by either (i) certified mail, return receipt requested, (ii) by a nationally recognized express mail service or (iii) by confirmed fax, provided a copy is sent by one of the methods described in (i) or (ii), addressed to the parties at the following addresses:

To Landlord:	TR Stone Manor Corp.
c/o Cornerstone Real Estate Advisers, LLC
180 Glastonbury Blvd., Suite 200
Glastonbury, CT 06033
Attention: Asset Manager

with a copy to:
Holland & Knight LLP
131 South Dearborn Street
30th Floor
Chicago, IL 60603
Attention: James T. Mayer

To Tenant:	Discovery Laboratories, Inc.
2600 Kelly Road
Suite 100
Warrington, PA 18976-3622
Attention: General Counsel

with a copy to:
Benner and Wild
174 W. State Street
Doylestown, PA 18901
Attention: Edward M. Wild

17.
Extension Option.  Tenant acknowledges and agrees that the Extension Option as set forth in Section 8 of the Addendum, as amended by Section 10 of the First Amendment, is hereby deleted in its entirety and is of no further force or effect and the following is substituted in lieu thereof:

“(a)           Provided that an Event of Default has not occurred and is continuing, Tenant shall have the right, at Tenant's option, to further extend the Lease Term for one (1) additional period of five (5) years (such additional period being herein referred to as the "Optional Extension Term").  Such option to extend (the "Option to Extend") shall be exercised by Tenant giving written notice of the exercise thereof to Landlord not less than fifteen (15) months before the New Expiration Date of the Lease Term.  The Optional Extension Term shall be upon the same terms, covenants, and conditions as set forth in the Lease with respect to the Lease Term, except that (a) Landlord shall have no obligation whatsoever to alter, improve or remodel the Premises; (b) the Base Rental and Tenant's Building Proportionate Share and Tenant's Site Proportionate Share of Operating Expenses, payable during the Optional Extension Term, if exercised, shall equal then-prevailing Fair Market Rental Rate for the Premises, as defined below, and (c) Tenant’s Base Year shall be changed to the then current calendar year.  At any time within the period of fifteen (15) months to seventeen (17) months prior to the New Expiration Date of the Lease Term, Tenant may request in writing that Landlord provide Tenant with its determination of the Fair Market Rental Rate for the Premises which shall apply during the Optional Extension Term and Landlord shall furnish same in writing to Tenant within twenty (20) days after such request.

(b)           For purposes of this Section, the term "Fair Market Rental Rate" shall mean the fair rental (including concessions), as of the date for which such Fair Market Rental Rate is being calculated, per annum per rentable square foot for comparable space for a comparable term, by reference to comparable space with a comparable use in the Building, and in other buildings comparable to the Building in quality and location (but excluding those leases where the tenant has an equity interest in the property), where the landlord has had a reasonable time to locate a tenant who rents with the knowledge of the uses to which the Premises can be adapted, and neither landlord nor the prospective tenant is under any compulsion to rent.  The Fair Market Rental Rate shall take into account and reflect the rental rates for new tenancies of similar quality properties and size.

(c)           Tenant shall have twenty (20) days ("Tenant’s Review Period") after receipt of Landlord’s notice of the Fair Market Rental Rate within which to accept such rental or to object thereto in writing.  In the event Tenant fails to accept or reject Landlord’s determination of the Fair Market Rental Rate in writing prior to the expiration of Tenant's Review Period, Tenant shall be deemed to have accepted Landlord's determination and it shall be binding on Tenant.  In the event that Tenant objects to Landlord's determination of the Fair Market Rental Rate in writing during Tenant's Review Period, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using their good faith efforts.  If Landlord and Tenant fail to reach agreement within fifteen (15) days following the expiration of Tenant’s Review Period (the "Outside Agreement Date"), then Landlord and Tenant shall each deliver to the other within five (5) business days of the Outside Agreement Date via personal delivery or overnight messenger service their respective final written determinations of the Fair Market Rental Rate (each determination respectively, "Landlord's Determination" and "Tenant's Determination", and together, the "Determinations").  If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within three (3) business days of the delivery of the Determinations, then, Tenant shall have the right to rescind its option to extend within two (2) business days thereafter or the Fair Market Rental Rate shall be submitted to arbitration and determined as follows, each party being bound by its determination and Landlord's Determination and Tenant's Determination establishing the only two choices available to the Appraisal Panel (as hereinafter defined).

(d)           Within ten (10) days after the parties deliver the Determinations, the parties shall each appoint an arbitrator who shall be (A) a licensed Pennsylvania real estate broker with at least ten (10) years' experience in leasing commercial office space in buildings similar to the Building in quality and location immediately prior to his or her appointment and (B) familiar with the rentals then being charged in the Building and in the comparable buildings.  Landlord and Tenant may each appoint the real estate brokers who assisted in shaping Landlord's Determination and Tenant's Determination, respectively, as their respective arbitrators.  If either Landlord or Tenant fails to appoint an arbitrator within the ten (10) day period, the Fair Market Rental Rate for the Optional Extension Term shall be deemed to be the Determination of the party who properly selected an arbitrator.  Within ten (10) days following their appointment, the two arbitrators so selected shall appoint a third, similarly qualified, independent arbitrator who has not had any prior business relationship with either party (the "Independent Arbitrator").  If an Independent Arbitrator has not been so selected by the end of such ten (10) day period, then either party, on behalf of both, may request such appointment by the local office of the Pennsylvania Association of Realtors or the American Arbitration Association (or any successor thereto).  Within three (3) business days after the appointment of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the "Appraisal Panel").  Within ten (10) days of receipt of the Determinations, the Appraisal Panel shall meet to review the Determinations.  Within ten (10) days following their meeting, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination of Fair Market Rental Rate for the Optional Extension Term, shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of the Lease, and the Appraisal Panel shall render such decision by written notice given to Landlord and Tenant within such ten (10) day period.  The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of the law of the State of Pennsylvania.  In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced.  The party whose determination was not selected by the Appraisal Panel shall pay all of the fees and expenses of the arbitrators designated by each party and the fees and expenses of the Independent Arbitrator (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).

(e)           Should the Lease Term be extended hereunder, Tenant shall, if required by Landlord, execute an amendment modifying the Lease within twenty (20) days after Landlord presents same to Tenant, which agreement shall set forth the Monthly Base Rental for the Optional Extension Term and the other economic terms and provisions in effect during the Optional Extension Term.  Should Tenant fail to execute the amendment (which amendment accurately sets forth the economic terms and provisions in effect during the Optional Extension Term) within twenty (20) days after presentation of same by Landlord, time being of the essence, Tenant's right to extend the Lease Term shall, at Landlord's sole option, terminate, and Landlord shall be permitted to lease such space to any other person or entity upon whatever terms and conditions are acceptable to Landlord in its sole discretion.

18.
Broker.  Landlord and Tenant represent and warrant to each other that they have had no dealings with any real estate broker, finder or other person entitled to compensation for services rendered in connection with the negotiation or execution of this Second Amendment other than CB Richard Ellis, Inc., representing Landlord (the "Landlord's Broker") and UGL Services Equis Operations Co. representing Tenant ("Tenant's Broker" and together with Landlord's Broker, the "Brokers").  Landlord and Tenant each agree to defend, indemnify and hold harmless the other from and against any claim for broker's or finder's fees or commissions made by any entity, other than the Brokers, asserting such claim by, through or under it.  Landlord shall be responsible to pay a commission to the Brokers pursuant to a separate agreement.

19.	Counterparts. This Second Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

20.	Time is of the Essence. Time is of the essence for this Second Amendment and the Lease and each provision hereof and thereof.

21.
Submission of Second Amendment.  Submission of this instrument for examination shall not bind Landlord and no duty or obligation on Landlord shall arise under this instrument until this instrument is signed and delivered by Landlord and Tenant.

22.
Entire Agreement.  This Second Amendment and the Lease contain the entire agreement between Landlord and Tenant with respect to Tenant’s leasing of the Premises.  Except for the Lease and this Second Amendment, no prior agreements or understandings with respect to the Premises shall be valid or of any force or effect.

23.
Severability.  If any provision of this Second Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Second Amendment shall be interpreted as if such illegal, invalid or unenforceable provision did not exist herein.

24.
Lease In Full Force and Effect.  Except as modified by this Second Amendment, all of the terms, conditions, agreements, covenants, representations, warranties and indemnities contained in the Lease remain in full force and effect.  In the event of any conflict between the terms and conditions of this Second Amendment and the terms and conditions of the Lease, the terms and conditions of this Second Amendment shall prevail.

25.	Successors and Assigns. This Second Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

26.
Integration of the Second Amendment and the Lease.  This Second Amendment and the Lease shall be deemed to be, for all purposes, one instrument.  In the event of any conflict between the terms and provisions of this Second Amendment and the terms and provisions of the Lease, the terms and provisions of this Second Amendment shall, in all instances, control and prevail.

27.
Patriot Act.  Landlord and Tenant represent and warrant that they are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation.  Each party hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.

28.
Exculpation.  It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein or in the Lease on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord's interest in (i) the Building, (ii) the Premises and (iii) the building located at 2700 Kelly Road, in Doylestown and Warrington Townships, Pennsylvania (the "2700 Building") to the terms of this Second Amendment and the Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Building and the 2700 Building; that Landlord shall have no personal liability whatsoever to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Second Amendment or the Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.

WITNESS:		LANDLORD:

TR STONE MANOR CORP.,
a Delaware corporation

By:	/s/ Karen Boyce	By:	/s/ Christopher Cassella
		Name:	Christopher Cassella
Name:	Karen Boyce	Its:	Assistant Vice President

WITNESS:		TENANT:

DISCOVERY LABORATORIES, INC.,
a Delaware corporation

By:	/s/ Kathleen Fitzgibbon	By:	/s/ John Tattory
		Name:	John Tattory
Name:	Kathleen Fitzgibbon	Its:	VP, Finance & Controller

EXHIBIT A

WORK LETTER

It is the intent of this Work Letter that Tenant shall be permitted freedom in the design and layout of the Premises, consistent with all applicable building and environmental codes and requirements of law, including without limitation the Americans with Disabilities Act, and with sound architectural and construction practice in first-class office buildings, provided that neither the design nor the implementation of the Tenant's Work shall cause any interference to the operation of the Building's HVAC, mechanical, plumbing, life safety, electrical or other systems or to other Building operations or functions, nor shall they increase the maintenance or utility charges for operating the Building, except as otherwise expressly provided herein.  Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings assigned to them in the Lease or the Second Amendment, as the case may be.

For and in consideration of the Second Amendment and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1.           Tenant's Work.  Subject to the Landlord's Contribution (described in Paragraph 8 hereof), Tenant, at its cost and expense, may perform or cause to be performed certain work in the Premises, to be designated by Tenant for general tenant improvements to the Premises including additions/changes to the work stations located in the Premises as Tenant shall elect (the "Tenant's Work").  To the extent that Tenant's Work affects the mechanical, electrical, plumbing HVAC, life safety or other systems of the Building or the exterior or structure of the Building or requires a permit from a governmental authority, Tenant shall (i) notify Landlord of Tenant's Contractors as described in Paragraph 1 below and (ii) identify Tenant’s Work on Plans, as defined in Paragraph 2(c) hereof, submitted to Landlord in accordance with the provisions of this Work Letter.  Tenant's Work shall be constructed in a good and workmanlike fashion, in accordance with the requirements set forth herein and in compliance with all applicable laws, ordinances, rules and other governmental requirements.  Tenant shall commence the construction of Tenant's Work promptly following completion of the preconstruction activities provided for in Paragraph 3 below and shall diligently proceed with all such construction.  Tenant shall coordinate Tenant's Work so as avoid unreasonable interference with any other work being performed by or on behalf of Landlord and other tenants at the Building, except as otherwise expressly set forth herein.

2.           Pre-Approved Activities.

(a)         Prior to Tenant commencing Tenant's Work to the extent required by Paragraph 1, Tenant shall submit the following information and items to Landlord for Landlord's review and approval:

(i)             the names and addresses of Tenant's contractors (and the contractors' subcontractors), including any architects and engineers, to be engaged by Tenant for the Tenant's Work ("Tenant's Contractors"), which have already been submitted to and approved by Landlord; and

(ii)            the Plans for the Tenant's Work, which Plans have been approved by Landlord in accordance with Paragraph 3(c) below.

(b)         Tenant shall update such information and items by providing written notice to Landlord of any changes.

(c)         As used herein, the term "Plans" shall mean (i) the plans and specifications prepared by Tenant or its architect to the extent required as described in Paragraph 1 as such plans and specifications may be revised from time to time in accordance with Paragraph 5 below.  When the Plans have been approved by Landlord, such approval by Landlord shall in no way be deemed to be a representation or warranty of Landlord that such Plans are adequate for any use or comply with any applicable laws, ordinances or regulations or other governmental requirements; or be deemed to be an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements.

3.           Pre-Construction Activities.

(a)           No Tenant's Work shall be undertaken or commenced by Tenant in the Premises until:

(i)             all necessary building permits, governmental approvals, permits and licenses have been obtained by Tenant, at Tenant's sole cost and expense; and

(ii)            all required insurance coverages have been obtained by Tenant, but failure of Landlord to receive evidence of such coverage upon commencement of the Tenant's Work shall not waive Tenant's obligations to obtain such coverages.

4.           Charges and Fees.  Subject to Paragraph 8 below, Tenant shall be responsible for all costs and expenses attributable to the Tenant's Work.  Notwithstanding the foregoing, Tenant shall not be responsible for any costs or expenses related to Landlord's review and approval of the Plans or Landlord's supervision of Tenant's Work, nor shall Tenant be required to furnish any additional security.

5.           Change Orders.

(a)           All changes to the final Plans (to the extent required hereunder) requested by Tenant must be submitted to Landlord in writing within a reasonable time after Tenant or Tenant's Contractor makes or receives changes to such Plans, regardless of whether or not such changes are subject to Landlord's prior approval.  Material Changes (hereinafter defined) to the Plans must be approved by Landlord in writing in advance of the implementation of such changes as part of the Tenant's Work.  Landlord's consent to such Material Changes is not to be unreasonably withheld or delayed.

(b)           Material Changes are defined as those changes to the Plans which either:

(i)             affect the mechanical, electrical, plumbing, HVAC, life safety or other systems of the Building;

(ii)            alter or affect the exterior or the structure of the Building; or

(iii)           alterations or additions which cost in excess of $10,000.00.

(c)           Delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of Tenant's Work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the commencement of the Extension Term or the rental obligations set forth in the Lease.

6.           Standards of Design and Construction and Conditions of Tenant's Performance. All Tenant's Work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 6, except as the same may be modified in the Plans approved by or on behalf of Landlord and Tenant.

(a)           Tenant's Plans and all design and construction of the Tenant's Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord's fire insurance underwriters.  Approval by Landlord of the Plans shall not constitute a waiver of this requirement or assumption by Landlord of responsibility for compliance.  Where several sets of the foregoing laws, codes and standards must be met, the strictest shall apply where not prohibited by another law, code or standard.

(b)           Tenant shall obtain, at its own cost and expense, all required building permits and, to the extent required in connection with or as a result of Tenant's Work when construction has been completed, shall obtain, at its own cost and expense, an occupancy permit for the Premises, which permit shall be delivered to Landlord.  Tenant's failure to obtain such permits shall not cause a delay in the commencement of the Additional Term or the rental obligations set forth under the Lease or Second Amendment.

(c)           Tenant's Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord's contractors and subcontractors and with other contractors and subcontractors in the Building.

(d)            Landlord shall have the right, but not the obligation, to perform on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any Tenant's  Work (i) which Landlord deems to be necessary on an emergency basis, (ii) which pertains to structural components, building systems or the general utility systems for the Building, (iii) which pertains to the erection of temporary safety barricades or signs during construction, or (iv) which pertains to patching of the Tenant's Work.

(e)            Tenant shall use only new, first-class materials in the Tenant's Work, except where explicitly shown otherwise in the Plans.  Tenant shall obtain warranties of at least one (1) year's duration from the completion of the Tenant's Work against defects in workmanship and materials on all Tenant's Work performed and equipment installed in the Premises as part of the Tenant's Work.

(f)            Tenant and Tenant's Contractors, in performing Tenant's Work, shall not unreasonably interfere with other tenants and occupants of the Building.  Tenant and Tenant's Contractors shall make all efforts and take all steps appropriate to construction activities undertaken in a fully occupied, first-class office building so as not to interfere with the operation of the Building and shall, in any event, comply with all reasonable rules and regulations existing from time to time at the Building.  Tenant and Tenant's Contractors shall take all precautionary steps to minimize dust, noise and construction traffic and to protect their facilities and the facilities of others affected by the Tenant's Work and to properly police same.  Construction equipment and materials are to be kept within the Premises, and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Building.  In the event that Tenant's Work may disrupt, interfere or in any way affect another tenant's use of the Building or any portion thereof, Landlord shall use good faith efforts to secure any approvals that may be required of those tenants.  Notwithstanding the foregoing, Tenant and Tenant's Contractors shall have the right to perform the Tenant's Work.

(g)           Landlord shall have the right to order Tenant or any of Tenant's Contractors who materially violate the requirements imposed on Tenant or Tenant's Contractors in performing Tenant's Work to cease Tenant's Work and remove its equipment and employees from the Building.  No such action by Landlord shall delay the commencement of the Lease or the rental and other obligations therein set forth.

(h)            Utility costs or charges for any service (including HVAC, hoisting or freight elevator and the like) to the Premises shall be the responsibility of Tenant from the date Tenant commences the Tenant's Work and shall be paid for by Tenant at Landlord's rates.  Tenant shall apply and pay for all utility meters required.  All use of freight elevators is subject to scheduling by Landlord.  Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building's waste containers.

(i)             Tenant shall permit access to the Premises, and the Tenant's Work shall be subject to inspection, by Landlord and Landlord's architects, engineers, contractors and other representatives at all times during the period in which the Tenant's Work is being constructed and installed and following completion of the Tenant's Work.

(j)             Tenant shall proceed with the Tenant's Work expeditiously, continuously and efficiently, and shall complete the same at any time during the Additional Term, but on or before December 31, 2014, and Landlord shall use reasonable commercial efforts to assist Tenant with the completion of the Tenant's Work on or before said date.  Tenant shall notify Landlord upon completion of the Tenant's Work and shall furnish Landlord with such further documentation as may be necessary under Paragraph 8 below.

(k)            Tenant shall have no authority to deviate from the Plans (to the extent required), unless: (i) such deviation meets the requirements set forth in Paragraph 5 above; or (ii) such deviations have been authorized by Landlord or its designated representative in writing.  Tenant shall furnish to Landlord "as-built" drawings of the Tenant's Work within ten (10) days after completion of the Tenant's Work.

(l)             Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto.

(m)           Tenant shall impose on and enforce all applicable terms of this Work  Letter against Tenant's Contractors.

7.             Insurance and Indemnification.

(a)           Tenant covenants and agrees to secure and maintain, at all times before, during and after completion of the Tenant's Work (and through the Lease Term), insurance of the types and amounts set forth in Article 17 of the Original Lease.  Tenant further covenants and agrees to insure the Tenant's Work for the full replacement value thereof, in accordance with Article 11 and Article 17 of the Original Lease.  Tenant's insurance shall include Tenant's Contractors and Tenant shall require Tenant's Contractors to secure, pay for and maintain during the continuance of the construction within the Building or the Premises, insurance of the types and amounts set forth in Article 17 of the Original Lease.

(b)           Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law, Tenant agrees to indemnify, protect, defend and hold harmless Landlord, Landlord's contractors and Landlord's architects and their respective partners, directors, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Tenant's Work or the entry of Tenant or Tenant's Contractors into the Building and the Premises, including, without limitation, mechanics' liens or the cost of any repairs to the Premises or Building necessitated by activities of Tenant or Tenant's Contractors and death of or bodily injury to persons or damage to the property of Tenant, Tenant's Contractors and their respective employees, agents, invitees or licensees or others, except for such claims, liabilities, losses, damages and expenses solely caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.  It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

8.             Landlord's Contribution; Excess Amounts.

(a)           In connection with the Tenant's Work, provided that Tenant complies with all of the requirements of this Section 8 and Tenant is not in default hereunder or under the Lease, Landlord shall contribute a maximum amount ("Landlord's Contribution") of Fifty Thousand and No/100 Dollars ($50,000.00), as Landlord's share of the cost of the Tenant's Work incurred by Tenant.  Tenant acknowledges and agrees that if the funds constituting Landlord's Contribution have not been requested and utilized by Tenant as part of Tenant's Work on or prior to December 31, 2014, no further amounts shall be payable and/or available to Tenant as part of Landlord's Contribution.

(b)           Periodically after completion of a portion of the Tenant's Work, Tenant may submit to Landlord a payment request for costs of the Tenant's Work (the "Payment Request").  The Payment Request shall include: (i) all applications for payment to Tenant's Architect and certificates of payment issued by Tenant's Architect; and (ii) copies of the AIA documents G702tm-1992 and G703tm-1992 received or issued for each application for payment made by Tenant's Contractors.

(c)           Within fifteen (15) days of receiving a Payment Request from Tenant, Landlord shall pay such requested amount.

(d)           Upon written request by Landlord, at no expense to Landlord, Tenant shall furnish Landlord with legible copies or originals of any records of Tenant or Tenant's Contractors regarding the Tenant's Work, including the progress thereof and payments made therefor, which request shall not delay the payments required by Landlord under subsections (c) and (d) above.  Tenant shall accommodate such requests in a timely manner.

(e)           Upon completion of the Tenant's Work, Tenant shall furnish Landlord with final waivers of liens and contractors' affidavits, in such form as may be required by Landlord, from all parties performing labor or supplying materials or services in connection with the Tenant's Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building.  Tenant shall submit to Landlord a detailed breakdown of Tenant's total construction costs, together with such evidence of payment as is reasonably satisfactory to Landlord.  Within fifteen (15) days of Landlord's receipt of such documentation and waivers as described herein, Landlord shall pay to Tenant the Retainage.

9.             Miscellaneous.

(a)           Except as expressly set forth herein, in the Second Amendment or in the Lease, Landlord has no agreement with Tenant and has no obligation to do any Tenant's Work with respect to the Premises.

(b)           Time is of the essence under this Work Letter.

(c)            If Tenant fails to make any payment relating to the Tenant's Work as required hereunder, Landlord, at its option, may complete the Tenant's Work pursuant to the approved Plans and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord.  Tenant's failure to pay any amounts owed by Tenant hereunder when due or Tenant's failure to perform its obligations hereunder shall also constitute a default under the Lease, and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

(d)           Notices under this Work Letter shall be given in the same manner as under the Lease.

(e)           The liability of Landlord hereunder or under any amendment hereto or anyinstrument or document executed in connection herewith (including, withoutlimitation, the Lease) shall be limited to and enforceable solely against Landlord'sinterest in the Building.

(f)           The headings set forth herein are for convenience only.

(g)           Except as set forth in the Second Amendment, this Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Tenant's Work.  This Work Letter may only be amended if in writing and duly executed by both Landlord and Tenant.